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                                                                       EXHIBIT 5



                                  July 19, 2001




Famous Dave's of America, Inc.
7657 Anagram Drive
Eden Prairie, Minnesota  55437

      Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

      We have acted on behalf of Famous Dave's of America, Inc. (the "Company") in connection with a Registration Statement on Form S-3 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on July 19, 2001 relating to the registration under the Securities Act of 1933, as amended, of a maximum of 329,200 shares of common stock, par value $.01 per share (the "Common Stock").

      Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof and including and in reliance upon certain certificates by the Company, it is our opinion that:

     1. The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

     2. The Common Stock has been duly authorized and, when issued as described in the registration statement, will be legally issued, fully paid and non-assessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,


                                       /s/ Maslon Edelman Borman & Brand, LLP
                                       -----------------------------------------
                                           Maslon Edelman Borman & Brand, LLP